EXHIBIT 99.1
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                                                           FOR IMMEDIATE RELEASE
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                                                                January 21, 2005
                                                    Contact:  Mr. Donald A. Moll
                                                      Telephone:  (773) 382-2110
                                                    E-mail:  dmoll@royal-bank.us


               ROYAL SAVINGS BANK RECEIVES REGULATORY APPROVAL TO
                    CONVERT TO STOCK FORM AND CLOSES OFFERING


CHICAGO, ILLINOIS - JANUARY 21, 2005 - Royal Savings Bank ("Royal") announced it has received member and regulatory approval of its Plan of Conversion and issued stock through its recently formed holding company, Royal Financial, Inc. ("Royal Financial"). Royal also announced it has received final approval of the appraised value of the Royal Financial common stock that had been offered in its Subscription Offering. As a result, 2,595,000 shares of Royal Financial common stock are being issued to Royal Savings Bank's depositors at $10.00 per share.

Trading in Royal Financial common stock commenced on Friday, January 21, 2005, under the symbol "RYFL" on the OTC Bulletin Board. The offering was oversubscribed in the Priority 1 category. Accordingly, only those depositors having deposits on the Eligibility Record Date (i.e., July 31, 2003) will receive stock. Subscribers having a lower priority will not receive any stock and will have their funds returned to them promptly with interest. Subscriptions in Priority 1 may receive a reduced allocation based upon the terms contained in the Plan on Conversion described in the prospectus. An additional 50,000 shares and $100,000 in cash were contributed to the Royal Charitable Foundation, a charitable foundation that has been established by Royal Financial.

Donald A. Moll, Chief Executive Officer of Royal Financial said, "We are pleased by the outstanding support and confidence shown by the depositors of Royal Savings Bank, who voted to approve our Plan of Conversion and stock issuance and who chose to participate in the offering. We look forward to continuing to provide them with the level of service and products they have come to expect from Royal. We intend to use the proceeds of the offering to enhance our ability to grow our franchise and expand our products and services."

As a result of the closing of the transaction effective as of the close of business on January 20, 2005, Royal was converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank, with the concurrent issuance of 100% of the common stock of Royal to Royal Financial, Inc.

Initially chartered in 1887, Royal offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions. Royal operates two branches in southern Chicago and one branch in the south suburbs of Chicago.